Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Gary Henry, Chief Executive Officer
(503) 643-9500

Financial Dynamics

Brendan Lahiff (Investors)

(415) 293-4425

METRO ONE RECEIVES NASDAQ STAFF DEFICIENCY LETTER

PORTLAND, Oregon – July 3, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other information services, today reported that it had received a Nasdaq Staff Deficiency Letter on June 27, 2007, informing the Company that it no longer complies with Nasdaq’s audit committee requirements for continued listing set forth in Marketplace Rule 4350.

The letter was received after the Company disclosed the resignation of Mr. Murray Swanson from the Board of Directors effective June 5, 2007, leaving a vacancy on the Company’s Audit Committee. Mr. Murray’s resignation was part of a change in the composition of the Board in connection with the first stage of a financing transaction that closed on June 5, 2007. The Marketplace Rule requires that audit committees of Nasdaq issuers have at least three independent members. Currently the Audit Committee of the Company is comprised of two independent members.

Consistent with the Marketplace Rules, in order to regain compliance the Company has been provided a cure period until the earlier of its next annual shareholders’ meeting or June 5, 2008; or if the next annual shareholders’ meeting is held before December 3, 2007, then the Company must evidence compliance no later than December 3, 2007.

Metro One’s Board of Directors intends to take the necessary action to appoint an independent member to the Audit Committee within the cure period provided so as to maintain continued Nasdaq listing.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services. The Company operates call centers located in the United States.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.